Exhibit 10.1

2014 Supplement to SECURITIES PURCHASE AGREEMENT

This 2014 Supplement to Securities Purchase Agreement (the “Supplement”) is made as of December 19, 2013 by and between MeetMe, Inc., a Delaware corporation (the successor to Quepasa Corporation, the “Company”), and Mexicans & Americans Trading Together, Inc., a Delaware corporation (“Investor”).

WHEREAS, the Company’s predecessor and Investor entered into a Securities Purchase Agreement, dated as of October 17, 2006 (the “Original Agreement”), providing for, among other things, certain representation by Investor on the Company’s board of directors (the “Board”);

WHEREAS, the Company and the Investor desire to supplement the terms of the Original Agreement for the period (the “Supplemental Period”) from the date hereof to and including the date of the Company’s first annual meeting held after July 31, 2014 (the “Designated Next Annual Meeting”);

NOW, THEREFORE, in consideration of the mutual covenants contained in this Supplement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Investor agree as follows:

1.	Additional Board Representative Right.

(a)     During the Supplemental Period, the Company shall fix the size of the Board at seven directors. Except as otherwise agreed to by a majority of the Specified Directors, effective at the Designated Next Annual Meeting, the size of the Board shall be reduced to six directors. “Specified Directors” means directors of the Company who are not the Investor Designee, the Supplemental Period Designee, or persons who served on the board of directors of Quepasa Corporation.

(b)     During the Supplemental Period, the Company shall appoint to the Board one person designated by the Investor whom the Investor reasonably believes is experienced in the Internet social networking industry and who has not previously served on the Board (the “Supplemental Period Designee”). The Supplemental Period Designee shall be in addition to the Investor Designee provided for in the Original Agreement, which is currently Mr. Alonso Ancira. The Company shall enter into an indemnification agreement with the Supplemental Period Designee on substantially the same terms as set forth in the Company’s standard form of director indemnification agreement.

(c)     If the Supplemental Period Designee desires to continue to serve on the Board following the Designated Next Annual Meeting, Investor agrees to designate the Supplemental Period Designee as the Investor Designee for election at the Designated Next Annual Meeting. If the Supplemental Period Designee does not desire to continue to serve on the Board following the Designated Next Annual Meeting, Investor will designate a person other than Mr. Alonso Ancira as the Investor Designee.

(d)     Investor shall instruct the Investor Designee and the Supplemental Period Designee: (i) in connection with the Board’s determination of whom to nominate to stand for election to the Board at the Designated Next Annual Meeting, to vote against the inclusion of more than three persons who are not Specified Directors on the Company’s slate of nominees; and (ii) in connection with the scheduling of the Company’s 2014 annual meeting of stockholders, to only vote in favor of the selection of a meeting date in August 2014 except as otherwise consented to by a majority of the Specified Directors; provided, however, that the parties acknowledge and agree that the Investor’s instructions pursuant to this Section 1(d) shall not obligate any director of the Company to take any action in breach of his or her fiduciary duties to the Company.

(e)     At the Designated Next Annual Meeting, Investor will vote its shares of capital stock in favor of no more than three persons who are not Specified Directors.

2.

Mutual Representations. Each of the Company and Investor represents and warrants to the other that: (a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) it has all requisite corporate power and authority to enter into and to perform its obligations under this Supplement; (c) the execution and delivery of this Supplement by it and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on its part; and (d) this Supplement constitutes a valid and binding obligation of it enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.	Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Original Agreement.

4.

Full Force and Effect. Except as expressly modified by this Supplement, all of the terms, covenants, agreements, conditions and other provisions of the Original Agreement shall remain in full force and effect in accordance with their respective terms. From and after the date hereof, the Original Agreement and this Supplement shall be read, taken and construed as one and the same instrument, and as used in the Original Agreement, the terms “this Agreement,” “herein,” “hereof,” and words of similar import shall mean and refer to, unless the context requires otherwise, the Original Agreement as amended by this Supplement.

5.

Governing Law. This Supplement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to conflict of laws or any other rules or principles which may require the application of the laws of any other jurisdiction.

6.

Entire Agreement. This Supplement and the Original Agreement contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

7.

Specific Performance. The parties agree that irreparable damage would occur to the Company and Investor in the event that any of the provisions of this Supplement to be performed by the other were not performed in accordance with their specific terms and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that each of the Company and Investor shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. The parties acknowledge that the awarding of equitable remedies is within the discretion of the applicable court.

8.

Counterparts. This Supplement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Supplement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed by their respective authorized signatories as of the date first indicated above.

MEETME, INC.

By: /s/ Geoff Cook
Name: Geoff Cook
Title: CEO

MEXICANS & aMERICANS TRADING together, INC.

By: /s/ Andres Gonzalez Saravia
Name: Andres Gonzalez Saravia
Title: President